UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                             -------------------


                                  FORM 8-K


                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



                       Date of Report:  May 10, 1995
               Date of Earliest Event Reported:  May 4, 1995




                       PRUDENTIAL REALTY TRUST
            (Exact name of Registrant as specified in its charter)



         Massachusetts            1-8965              22-6400284
         (State or other       (Commission         (IRS Employer
          jurisdiction)         File Number)     Identification No.)



                Prudential Plaza, New Jersey             07102

           (Address of principal executive offices)  (Zip Code)



                             (201) 802-4302
          (Registrant's Telephone Number, including area code)

Item 5.  Other Events

In a press release on May 4, 1995, Prudential Realty Trust, a

Massachusetts Business Trust, announced a dividend declaration of

$0.09 per Income Share (NYSE symbol - PRTpfd) from Distributable

Cash.  The dividend is payable on June 1, 1995 to Income

Shareholders of record on May 18, 1995.


The Trust also announced Net Income for the quarter ended March

31, 1995 of approximately $82,000 and Distributable Cash of

approximately $1,002,150.  The amount of cash available for

distribution exceeded Net Income due primarily to non-cash

charges for depreciation of properties.  The Trust realized Net

Income per Income Share (PRTpfd) of approximately $0.01 and

Distributable Cash per Income Share (PRTpfd) of $0.09.


A summary of the Trust's comparative financial results follows:

                                         Quarter Ended March 31,

                                            1995           1994
Net Income (loss)                       $   81,775     $ -146,157

Distributable Cash                      $ 1,002,150       556,750

Net Income (loss) per Income Share
                          (PRTpfd)            $0.01        $-0.01

Distributable Cash per Income Share           $0.09         $0.05
                          (PRTpfd)





In a seperate press release on May 4, 1995, the Trust also

announced the re-election of its five Trustees:  Mr. Richard J.

Boyle, Mr. Francis L. Bryant, Mr. Thomas F. Murray, Mr. Jeffrey

L. Danker, and Mr. Joseph M. Selzer.





                            S I G N A T U R E




Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                   Prudential Realty Trust
                        (Registrant)







Date:  May 10, 1995           By: /s/ James W. McCarthy
                                      James W. McCarthy,
                                        Vice President,
                                        Comptroller and
                                          Principal Accounting
                                          Officer


















